Exhibit 99.1

Strategic Turnaround Equity Partners, LP (Cayman)
c/o GCM Administrative Services, LLC
720 Fifth Avenue, 10th Floor
New York, NY 10019

September 3, 2010

CERTIFIED MAIL
RETURN RECEPT REQUESTED

United American Healthcare Corporation
300 River Place, Suite 4950
Detroit, Michigan 48207-5062
Attn:  Secretary and Investor Relations Department

Dear Sir/madam:

Strategic Turnaround Equity Partners, LP (Cayman) (the “Notifying Shareholder”), is nominating an individual (the “Nominee”), attached as Appendix A is information regarding the Nominee, for election to the Board of Directors of United American Healthcare (the “Company”) at the 2009 and 2010 Annual Meeting of Shareholders scheduled to be held on September  30, 2010 or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).  The Nominee is being nominated for election to the Board of Directors of the Company as a director whose term expires at the Company’s 2013 annual meeting of shareholders.  Attached as Appendix B is the consent of the Nominee to (i) be named in the Notifying Shareholder’s proxy materials as a nominee for Director and (ii) serve as a member of the Board of Directors of the Company if elected.

The address of the Notifying Shareholder is c/o GCM Administrative Services, LLC, 720 Fifth Avenue, 10th Floor, New York, NY 10019.  The Notifying Shareholder is the record owner of 100 shares of the Company’s common stock as of the date hereof.  In addition, the Notifying Shareholder is the beneficial owner of 464,549 shares of the Company’s common stock as of the date hereof.  These shares were acquired by the Notifying Shareholder in the open market at various times and from time to time prior to the date hereof.  .

Except as set forth in this Notice (including the Exhibits hereto), (i) during the past 10 years, no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Nominee directly or indirectly beneficially owns any securities of the Company; (iii) no Nominee owns any securities of the Company which are owned of record but not beneficially; (iv) no Nominee has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially, directly or indirectly, any securities of the Company; (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Nominee or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Nominee or any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the 2010 Annual Meeting.  There are no material proceedings to which any Nominee or any of his associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

The Notifying Shareholder will attend the Annual Meeting of Shareholders in person or by proxy.

There are no arrangements and understandings between the Notifying Shareholder and the Nominee and any other person related to the nomination.

Very truly yours,

Strategic Turnaround Equity Partners, LP (Cayman)

By:________________________________
     Gary Herman, Managing Member
     GCM Administrative Services, LLC
      Investment Manager

Appendix A
Information Regarding Nominees

Martin R. Wade, III

Name:	Martin R. Wade, IIII

Age:	61

Business Address:	353 Bel Marin Keys Blvd, Novato, CA 94949

Residence Address:	421 Berkley Road, Stone Harbor, NJ 08247

Principal Occupation or Employment:	CEO, Broadcaster, Inc.

Number of shares of common stock of the Company beneficially owned by Mr. Wade:  Mr. Wade does not directly own any securities of the Company and has not made any transactions in the securities of the Company in the past two (2) years.  The Nominee, as a member of a “group” with the Notifying Shareholder and its affiliates for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the shares of the Company’s common stock beneficially owned by the Notifying Shareholder and its affiliates.  The Nominee disclaims beneficial ownership of all such shares.

Basis for determination of independence, as defined under Nasdaq's listing standards for independent directors in general and with respect to audit committee members:

To the best of our knowledge after due inquiry, Mr. Wade does not have, and has at no time ever had, any business or other relationship with the Company, and of its subsidiaries or affiliates, or any of their respective customers or competitors, or any other relationship that could reasonably be deemed to interfere with the exercise by him of independent judgment in carrying out the responsibilities of a director.  Further, Mr. Wade has not been a party to any transaction, and has not had any relationship or arrangement, that is contemplated by Nasdaq Rule 4200(a)(15).  In addition, Mr. Wade:

(i) meets the criteria for independence set forth in rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii) has not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

(iii) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Further, Mr. Wade (A) has not accepted any consulting, advisory or other compensatory fee from the Company; and (B) is not an “affiliated” person of the Company or any subsidiary of the Company, within the meaning of Rule 10A-3(e) of the Exchange Act.

Membership on Board of Directors of other entities:  Mr. Wade is a member of the board of directors of Broadcaster, Inc. and Alliance One, Inc. (NYSE:  AOI).

Information with respect to direct or indirect transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the Notifying Shareholder:  None, except as provided herein.

Other information relating to the Nominee that the Company would be required to disclose in the its proxy statement if it were to solicit proxies for the election of the Nominee as one of the Company’s directors that is required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission or the Exchange Act:

Mr. Wade is currently the CEO of Broadcaster, Inc.  Prior to this he was the CEO and Executive Vive President of Digital Creative Development Corporation.   Mr. Wade has over 30 years of corporate finance and mergers & acquisition experience having held managing director and senior level positions with many notable Wall Street firms including Prudential Securities, Inc., Salomon Brothers, Price Waterhouse, CJ Lawrence Morgan Grenfell, Lehman Brothers and Bankers Trust Company.

Mr. Wade holds an MBA in Finance from the University of Wyoming and a B.S. in Business Administration from West Virginia University.

Mr. Wade is a retired Captain from the United States Air Force.

In the past five years Mr. Wade has been a member of the following Boards of Directors:  Broadcaster, Inc., Nexmed, Inc., Command Security Corporation and Advaxis, Inc.

Appendix B
Consent of Nominees

MARTIN R. WADE, III
421 Berkley Road
Stone Harbor, NJ 08247

September 3, 2010

United American Healthcare Corporation
300 River Place, Ste 4950
Detroit, MI 48207
Attn:  Nominating Committee

1.           I hereby consent to being named as a nominee to the board of directors of United American Healthcare Corporation (the "Company") in the Company's proxy statement relating to its next annual meeting of shareholders; and

2.           I hereby consent to serving as a member of the Company's Board of Directors if elected.

Very truly yours,

Martin Wade